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                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              LINCARE HOLDINGS INC.

         Lincare Holdings Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

         FIRST: That the Board of Directors of the Corporation, by unanimous written consent adopted on April 15, 1998, duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered for approval by the stockholders of the Corporation at the next Annual Meeting of Stockholders or any adjournments thereof (the "Annual Meeting"). The resolutions setting forth the proposed amendment are as follows:

                  RESOLVED, that there is hereby adopted an amendment to the Corporation's Amended and Restated Certificate of Incorporation pursuant to which the authorized capital stock of the Corporation shall be increased from 55,000,000 shares, consisting of 50,000,000 shares of common stock, par value $0.01, and 5,000,000 shares of preferred stock, par value $1.00, to 205,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.01, and 5,000,000 shares of preferred stock, par value $1.00; and be it further

                  RESOLVED, that in connection with such increase, the first sentence of the first paragraph of Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation shall be deleted in its entirety and the following substituted in lieu thereof:

                           FOURTH: The total number of shares of all classes of
                  stock which the Corporation shall have the authority to issue is two hundred five million (205,000,000) shares, consisting of two

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                  hundred million (200,000,000) shares of Common Stock, $0.01 par value (herein called the "Common Stock"), and five million (5,000,000) shares of Preferred Stock, $1.00 par value (including any shares of Preferred Stock designated herein as a particular series of Preferred Stock)(hereinafter referred to as "Preferred Stock").

         SECOND: That at the Annual Meeting, which was duly called and held, a majority of the outstanding capital stock of the Corporation was voted by the holders thereof, in person or by proxy, in favor of the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation.

         THIRD: That said amendment is duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Lincare Holdings Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by John P. Byrnes, its President and Chief Executive Officer, this 14th day of May, 1998.




                                   By:  /s/ John P. Byrnes
                                      ---------------------------------
                                        John P. Byrnes
                                        President & Chief Executive
                                        Officer













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